Exhibit 23.01

CONSENT OF INDEPENDENT ACCOUNTANTS

    As independent public accountants, we hereby consent to the incorporation by reference of our report included in this Form 8-K into the Company's previously filed Registration Statement on Form S-3 No. 333-35482 (relating to the offering by certain selling shareholders for common stock), Registration Statement on Form S-3A No. 333-36270 (relating to the Xcel Energy Inc. Direct Purchase Plan), Registration Statements on Form S-3 No. 333-00415 and 333-91497 (relating to the Northern States Power Company Dividend Reinvestment and Stock Purchase Plan), Registration Statement on Form S-8 No. 2-61264 (relating to the Northern States Power Company Employee Stock Ownership Plan), Registration Statements on Form S-8 No. 33-38700 and 333-91495 (relating to the Northern States Power Company Executive Long-Term Incentive Award Stock Plan), Registration Statement on Form S-3 No. 33-63243 (relating to the Northern States Power Company $300,000,000 Principal Amount of First Mortgage Bonds), Registration Statement on Form S-3 No. 333-67675 (relating to the Northern States Power Company $400,000,000 Principal Amount of Debt Securities), Registration Statement on Form S-4A No. 333-76989 (relating to Northern States Power Company's merger with New Century Energies, Inc.) and we hearby consent to the incorporation by reference in this Form 8-K of our report dated February 15, 2000, included in the New Century Energies, Inc. Annual Report of Form 10-K for the year ended December 31, 1999. It should be noted that we have not audited any financial statements of New Century Energies, Inc. subsequent to December 31, 1999 or performed any audit procedures subsequent to the date of our report.

/s/ ARTHUR ANDERSEN LLP
ARTHUR ANDERSEN LLP

Denver, Colorado,
August 18, 2000.